Schedule 13G                                      Page _____ of _____ Pages
                                                          1       12







                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. ___)*
                                                 30







                          MCCORMICK & COMPANY, INCORPORATED
                 ___________________________________________________
                                  (Name of Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      579780206
                 ___________________________________________________
                                   (Cusip Number)
                                     12/31/2017
                 ___________________________________________________
               (Date of Event Which Requires Filing of this Statement)



 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
 Schedule 13G                                      Page _____ of _____ Pages
                                                          2       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 4,888,000
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 31,263
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 4,888,000
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 31,263
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 4,919,263
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 4.06  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          3       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 237,800
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 7,149
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 237,800
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 7,149
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 244,949
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.20  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          4       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company  37-0533080
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 0
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 4,178
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 0
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 4,178
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 4,178
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.00  %
___________________________________________________
12.  Type of Reporting Person: IC
 Schedule 13G                                      Page _____ of _____ Pages
                                                          5       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp.
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Delaware
___________________________________________________
 Number of    5.  Sole Voting Power: 428,600
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 3,697
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 428,600
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 3,697
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 432,297
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.36  %
___________________________________________________
12.  Type of Reporting Person: IA

 Schedule 13G                                      Page _____ of _____ Pages
                                                          6       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 3,232,000
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 4,608
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 3,232,000
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 4,608
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 3,236,608
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 2.67  %
___________________________________________________
12.  Type of Reporting Person: EP

 Schedule 13G                                      Page _____ of _____ Pages
                                                          7       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 649,000
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 649,000
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 0
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 649,000
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.54  %
___________________________________________________
12.  Type of Reporting Person: EP

 Schedule 13G                                      Page _____ of _____ Pages
                                                          8       12

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Fund Trust    37-1400576

___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 0
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 7,942
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 0
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 7,942
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 7,942
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.01  %
___________________________________________________
12.  Type of Reporting Person: EP
 Schedule 13G                                      Page _____ of _____ Pages
                                                          9       12



Item 1(a) and (b).  Name and Address of Issuer & Principal Executive Offices:
                    _________________________________________________________
                   MCCORMICK & COMPANY, INCORPORATED
                   18 LOVETON CIRCLE
                   PO BOX 6000
                   SPARKS, MD  21152-6000

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 9,494,237 shares
            _________________________

Item 4(b).  Percent of Class: 7.84 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:
            ____________________________________________
           (i) Sole Power to vote or to direct the vote:9,435,400
           (ii) Shared power to vote or to direct the vote: 58,837
           (iii) Sole Power to dispose or to direct disposition of:9,435,400
           (iv) Shared Power to dispose or to direct disposition of: 58,837

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7.  Identification and Classification of the Subsidiary Which Acquired
         __________________________________________________________________
         the Security being Reported on by the Parent Holding Company: N/A
         ______________________________________________________________

Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
 Schedule 13G                                      Page _____ of _____ Pages
                                                          10      12



  Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      Signature
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



              02/08/2018                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM ASSOCIATES FUNDS
    SAVINGS AND THRIFT PLAN FOR              TRUST - STATE FARM GROWTH FUND
    U.S. EMPLOYEES
                                           STATE FARM ASSOCIATES FUNDS
                                             TRUST - STATE FARM BALANCED
                                             FUND

                                           STATE FARM MUTUAL FUND TRUST






       /s/ Paul N. Eckley
  _________________________________              /s/ Paul N. Eckley
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
 Schedule 13G                                      Page _____ of _____ Pages
                                                          11      12

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual
Automobile Insurance Company ("Auto Company") which might be deemed to constitute a "group" with regard to the ownership of shares reported herein.

Auto Company, an Illinois-domiciled insurance company, is the parent company of multiple wholly owned insurance company subsidiaries, including State Farm Life Insurance Company, and State Farm Fire and Casualty Company. Auto Company is also the parent company of State Farm Investment Management Corp. ("SFIMC"), which is a registered transfer agent under the Securities Exchange Act of 1934 and a registered investment advisor under the Investment Advisers Act of 1940. SFIMC serves as transfer agent and investment adviser to State Farm Associates' Funds Trust, State Farm Variable Product Trust, and State Farm Mutual Fund Trust, three Delaware Business Trusts that are registered investment companies under the Investment Company Act of 1940. Auto Company also sponsors two qualified retirement plans for the benefit of its employees, which plans are named the State Farm Insurance Companies Employee Retirement Trust and the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (collectively the "Qualified Plans").

As part of its corporate structure, Auto Company has established an Investment Department. The Investment Department is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each person that has joined in filing this Schedule 13G. Moreover, the Investment Department is responsible for voting proxies or overseeing the voting of proxies related to issuers the shares of which are held by one or more entities that have joined in filing this report. Each insurance company included in this report and SFIMC have established an Investment Committee that oversees the activities of the Investment Department in managing the firm's assets. The Trustees of the Qualified Plans perform a similar role in overseeing the investment of each plan's assets.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


 Schedule 13G                                      Page _____ of _____ Pages
                                                         12       12


                                                               Number of
                                                              Shares based
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         4,919,263 shares
State Farm Life Insurance Company                IC           244,949 shares
State Farm Fire and Casualty Company             IC             4,178 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Associates Funds Trust - State
    Farm Growth Fund                             IV           428,600 shares
State Farm Associates Funds Trust - State
    Farm Balanced Fund                           IV                 0 shares
State Farm Variable Product Trust                IV             3,697 shares
State Farm International Life Insurance
    Company Ltd.                                 IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         3,236,608 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                            448,400 shares
  Balanced Account                                            200,600 shares
State Farm Mutual Fund Trust                     IV             7,942 shares
                                                    -----------------
                                                            9,494,237 shares